As filed with the Securities and Exchange Commission on May 8, 2012.
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NATIONAL CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Virginia	6022	54-1232965
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

112 West King Street
Strasburg, Virginia 22657
(540) 465-9121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott C. Harvard
President and Chief Executive Officer
First National Corporation
112 West King Street
Strasburg, Virginia 22657
(540) 465-9121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Wayne A. Whitham, Jr., Esq.
Charles W. Kemp, Esq.
Williams Mullen
Williams Mullen Center
200 South 10th Street
Richmond, Virginia 23219
(804) 420-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

 Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.25 per share	2,955,649	$4.00	$11,822,596	$1,355
Rights to Purchase Shares of Common Stock	—	—	(1)	(1)

(1)	Pursuant to Rule 457(g), no separate registration fee is required for the rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 SUBJECT TO COMPLETION, DATED MAY 8, 2012

PRELIMINARY PROSPECTUS

Up To 2,955,649 Shares of

First National Corporation
Common Stock

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase up to 2,955,649 shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each full share of common stock owned at 5:00 p.m., Eastern Time, on May 4, 2012, the record date of the rights offering.

Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $4.00 per share, which we refer to as the basic subscription right. If you fully exercise all of your basic subscription rights, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $4.00 per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned promptly, without interest or penalty.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on June 25, 2012, but we may extend the rights offering for additional periods ending no later than September 29, 2012.  Once made, all exercises of subscription rights are irrevocable.

We have entered into standby purchase agreements with certain accredited investors, whom we collectively refer to as the Standby Purchasers, pursuant to which the Standby Purchasers have agreed to purchase, upon expiration of the rights offering, at the subscription price of $4.00 per share, up to 425,000 shares of common stock not subscribed for pursuant to the exercise of basic subscription privileges and over-subscription privileges.  The purchase of any shares by the Standby Purchasers, which we refer to as the standby offering, will be effected in a transaction exempt from the registration requirements of the Securities Act of 1933 and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part.  We refer to the rights offering together with the standby offering as the offerings.

In addition to the commitments by the Standby Purchasers, our directors and executive officers have expressed their intention to purchase approximately 750,000 shares, collectively, by exercising their basic and over-subscription rights in the rights offering.

We have agreed with Registrar and Transfer Company to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. We have also agreed with Registrar and Transfer Company to serve as information agent for the rights offering.

We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason at any time before it expires.  If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.  We expect to close the rights offering and the standby offering on or about June 29, 2012.

Our common stock is quoted on the OTC Bulletin Board under the ticker symbol “FXNC.” The last reported sales price of our common stock on May 4, 2012 was $5.00 per share.  Our corporate headquarters are located at 112 West King Street, Strasburg, Virginia 22657, and our telephone number is (540) 465-9121.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 13 to read about factors you should consider before making your investment decision.

	Subscription Offering Price	Proceeds to Us Before Expenses(1)
Per Share	$4.00	$4.00
Total (2)	$11,822,596	$11,822,596

(1) Before deducting expenses payable by us for the offerings estimated at approximately $150,000.
(2) Assumes the sale of all 2,955,649 shares at $4.00 per share.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS. You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of our bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is                      , 2012.

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in or incorporated by reference into this prospectus.  See “Incorporation of Certain Documents by Reference.”  We have not authorized anyone to provide you with any other or different information.  If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it.  We believe the information in this prospectus is materially complete and correct as of the date on the front cover.  We cannot, however, guarantee that the information will remain correct after that date.  For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date.  This document may only be used where it is legal to sell these securities.  The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

Neither we, nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock.  You should not interpret the contents of this prospectus to be legal, business, investment or tax advice.  You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and certain markets in Virginia.  We obtained this market data from independent publications or other publicly available information.  Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

As used in this prospectus, “First National Corporation,” “Company,” “we,” “us,” and “ours” refer to First National Corporation and its subsidiaries.

i

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”).  You may read and copy any of these filed documents at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549.  Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Our Internet address is www.therespowerinone.com.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement.  Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document.  Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012 (the “Form 10-K”);
•	The portions of our definitive proxy statement for our 2012 Annual Shareholders Meeting filed with the SEC on April 6, 2012 that have been incorporated by reference into the Form 10-K;
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May [●], 2012; and
•	Our current reports on Form 8-K filed with the SEC on February 14, 2012, April 13, 2012 and May [●], 2012.
On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to M. Shane Bell, First National Corporation, 112 West King Street, Strasburg, Virginia 22657.  Telephone requests for copies should be directed to (540) 465-9121.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

ii

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered hereby and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock at a price of $4.00 per whole share. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on May 4, 2012, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below.

What is the basic subscription right?

The basic subscription right gives our shareholders the opportunity to purchase an aggregate of 2,955,649 shares of our common stock at a subscription price of $4.00 per share. For each whole share you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase one share. For example, if you owned 100.25 shares of common stock as of the record date, you would have received 100 subscription rights and would have the right to purchase 100 shares of our common stock for $4.00 per full share (or a total payment of $400). You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all. If you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

If you hold a First National Corporation stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription rights. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed.  We will allocate the remaining shares among all other shareholders exercising the over-subscription privilege.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the rights offering.

Registrar and Transfer Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege). See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole shares, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

As a bank holding company, we are subject to the regulation by the Board of Governors of the Federal Reserve System. The Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the offerings, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving effect to the offerings, you will hold 10% or more of our common stock, you will be presumed to control us and would need to submit prior notice to the Federal Reserve to complete the purchase, unless the facts and circumstances support a rebuttal of such presumption.  We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole opinion, would exceed 9.9% ownership of total outstanding shares of common stock, upon completion of the offerings, without our prior approval and if, as of June 25, 2012, any required regulatory approvals have not been obtained or applicable notice periods have not expired.  If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders and will thereafter be available to the Standby Purchasers.  See “The Rights Offering—Limitation on the Purchase of Shares.”  You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your exercise of the subscription rights issued to you.

Why are we conducting the rights offering?

We are conducting the rights offering to improve our regulatory capital position and the regulatory capital position of the Bank, to support future growth such as expansion through acquisitions or branching, infrastructure growth or lines of business expansion and to provide flexibility to redeem outstanding preferred stock.  Over the past several years, the banking industry, including First National Corporation, has been facing challenges related to weakened local and national economic conditions.  Our recent earnings performance has been below our own high expectations.  All of our capital ratios currently meet the regulatory capital requirements necessary for us to be considered a “well-capitalized” financial institution.  However, especially during difficult times, high levels of capital are of critical importance.  In addition, we believe that capital requirements may increase in the future due to financial reform legislation. Throughout our 104 year history, we have been committed to building and pursuing a community bank model. This model has been the lifeblood of our local communities and we believe that we have excellent prospects for future growth within our current market area. The desire to strengthen our balance sheet and support future growth has led your board to conclude that raising capital at this time is in the best interests of our shareholders. We expect proceeds from the rights offering to be used for general corporate purposes, including to improve our regulatory capital position and the regulatory capital position of the Bank, to support future growth such as expansion through acquisitions or branching, infrastructure growth or lines of business expansion and to provide flexibility to redeem outstanding preferred stock.  See “Use of Proceeds.”

Our board of directors has chosen the structure of the rights offering to raise capital while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other investors.

Why are there Standby Purchasers?

We entered into the standby purchase agreements with the Standby Purchasers to ensure that, if the rights offering is consummated, at least 425,000 shares of our common stock are either distributed in the rights offering or purchased subsequent to the rights offering at the same purchase price at which the rights were exercisable.  Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of at least $1.7 through the rights offering and the standby offering.  In addition, if our current shareholders subscribe to purchase at least 2,530,649 shares in the rights offering, we will raise the full $11.8 million contemplated by the offerings.

How does the standby offering work?

The Standby Purchasers have committed to purchase an aggregate of up to 425,000 shares of common stock, to the extent that such shares are not subscribed for pursuant to the exercise of basic subscription rights and over-subscription privileges in the rights offering (the “unsubscribed shares”).  If all 2,955,649 shares are sold pursuant to the exercise of basic subscription rights and over-subscription privileges in the rights offering, there will be no unsubscribed shares, and no shares will be sold to the Standby Purchasers.  If we receive subscriptions for more than 2,530,649 shares in the rights offering, we will not be able to fully satisfy the commitments of the Standby Purchasers and will use our discretion to allocate the available shares among the Standby Purchasers.  Any excess payments received by us from the Standby Purchasers will be returned promptly, without interest or penalty.

Are the Standby Purchasers receiving any compensation for their standby commitments?

No.  The Standby Purchasers are not receiving compensation for their standby commitments.

How was the subscription price determined?

The price of the shares offered in the rights offering was determined by the board of directors after consultation with our financial advisor and is based on a variety of factors, including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital, alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in prior rights offerings of other financial institutions.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in the Company will be diluted by other shareholder purchases.

In addition, if you do not exercise all of your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the rights offering expires on June 25, 2012, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be quoted on the OTC Bulletin Board or listed for trading on any stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason any time before it expires.

Can the board of directors cancel or extend the rights offering?

Yes. Our board of directors may decide to cancel the rights offering at any time and for any reason before the closing of the rights offering. If our board of directors cancels the rights offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. We also have the right to extend the rights offering for additional periods ending no later than September 29, 2012, although we do not presently intend to do so.

Has the board of directors made a recommendation to shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested.  We cannot predict the price at which our shares of common stock will trade after the rights offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the rights offering?

All of our directors and executive officers have indicated that they will participate in the rights offering, although they are not required to do so.  Collectively, we expect our directors and executive officers, together with their affiliates, to purchase approximately 750,000 shares in the rights offering, subject to regulatory approval in certain cases. In particular, one of our directors has indicated an intent to purchase up to 500,000 shares in the rights offering, which requires written notice to the Federal Reserve.  There can be no assurance that the Federal Reserve will not object to such notice or extend the applicable notice period.  See “The Rights Offering—Insider Participation.”  Except for the ability to acquire shares that would require regulatory notice or approval in certain cases, our directors and executive officers are entitled to participate in the rights offering on the same terms and conditions applicable to all shareholders.  Following the rights offering, our directors and executive officers, together with their affiliates, are expected to own an aggregate of approximately 1.3 million shares of common stock, or 21.8% of our total outstanding shares of common stock if we sell 2,955,649 shares.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a common stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on June 25, 2012.  The only payment methods that can be accepted are (1) personal check drawn on a U.S. bank, (2) a certified check drawn on First National Corporation’s wholly-owned subsidiary, First Bank, or (3) a wire transfer.  If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on June 25, 2012.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by 1) personal check drawn on a U.S. bank, (2) a certified check drawn on First National Corporation’s wholly-owned subsidiary, First Bank, or (3) a wire transfer.  Checks must be payable to “Registrar and Transfer Company” (acting as Subscription Agent for First National Corporation).  If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.

When will I receive my new shares?

If you purchase stock in the rights offering you will receive your new shares as soon as practicable after the closing of the rights offering. We anticipate that the offerings will close on or about June 29, 2012.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $4.00 per share.

What effects will the rights offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares prior to the expiration of the rights offering, and if the offering is fully subscribed through the exercise of the subscription rights, or if the Standby Purchasers purchase all unsubscribed shares, an additional 2,955,649 shares of our common stock will be issued and outstanding after the closing of the offerings, for a total of 5,911,298 shares of common stock outstanding. As a result of the offerings, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription rights will be diluted. The exact number of shares that we will issue in this offering will depend on the number of shares that are subscribed for in the rights offering by our shareholders or purchased by the Standby Purchasers.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

How much will the Company receive from the offerings?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our shareholders or the Standby Purchasers purchase all unsubscribed shares, we estimate that the gross proceeds to us from the offerings will be approximately $11.8 million.  It is possible that we may not sell all or any of the shares being offered to existing shareholders, or that we will elect to cancel the offerings altogether.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 13 of this prospectus and in the documents incorporated by reference into this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

Registrar and Transfer Company
Attention: [                   ]
10 Commerce Drive
Cranford, NJ 07016

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern Time on June 25, 2012.

Whom should I contact if I have other questions?

If you have any questions regarding the Company, the rights offering, completing a rights certificate or submitting payment in the rights offering, please Registrar and Transfer Company at [                 ].  If you have any questions about the Company, please contact us at (540) 465-9121.

PROSPECTUS SUMMARY

This summary highlights specific information contained elsewhere or incorporated by reference in this prospectus.  However, this summary is not complete and does not contain all of the information you should consider before investing in our common stock, and it is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus.  To understand this offering fully, you should carefully read this entire prospectus, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

Overview

We are a bank holding company headquartered in Strasburg, Virginia.  Through our wholly-owned bank subsidiary, First Bank, we provide loan, deposit, investment, trust and asset management and other products and services in the northern Shenandoah Valley region of Virginia.  Loan products and services include personal loans, residential mortgages, home equity loans and commercial loans.  Deposit products and services include checking, savings, NOW accounts, money market accounts, IRA accounts, certificates of deposit, and cash management accounts.  We also offer Internet banking, mobile banking, remote deposit capture and other traditional banking services.

Through our Trust and Asset Management Department, we offer a variety of trust and asset management services including estate planning, investment management of assets, trustee under an agreement, trustee under a will, individual retirement accounts, estate settlement and benefit plans.  We offer financial planning and brokerage services for our customers through our investment division, First Financial Advisors.

Our products and services are provided through 10 branch offices, 30 ATMs and our website, www.therespowerinone.com.  We operate six of our offices under the “Financial Center” concept.  A Financial Center offers all of the Bank’s financial services at one location.  This concept allows loan, deposit, trust and investment advisory personnel to be readily available to serve customers throughout the Bank’s market area.

Market Area

Our primary market area is located within the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  Within the market area there are various types of industry including medical and professional services, manufacturing, retail and higher education.  Customers include individuals, small and medium-sized businesses, local governmental entities and non-profit organizations.

According to Federal Deposit Insurance Corporation (“FDIC”) deposit data as of June 30, 2011, we were ranked first in Shenandoah County with $228.6 million in deposits, representing 30% of the total deposit market; third in Warren County with $60.1 million or 12% of the market; fourth in Frederick County with $80.3 million or 15% of the market; and fifth in the City of Winchester with $107.6 million or 8% of the market.  We were ranked second overall in our market area with 15% of the total deposit market.

Strategy

Business Strategy

At First National Corporation we believe that the role of community banks is critical to the good economic health of the markets that we serve. We believe that small businesses will continue to require trusted advisors and financial partners as their companies expand and contract, as opportunities develop, and as they need access to capital. While we recognize that retail banking customers are using technology to replace much of their personal interaction, we believe that banking customers continue to require and expect to sit or speak with a person about their financial plans. Our strategy embraces technology and alternative delivery offered hand in hand with the personal touch that can only be delivered by people who are partners. People still walk in the door to meet with people who know their names, appreciate their business, and provide solutions.

First Bank and its predecessors were originally chartered in July 1907 in Strasburg, Virginia, in Shenandoah County.  During the last two decades the bank added branches and expanded across Shenandoah County and into Warren and Frederick Counties as well as the City of Winchester, Virginia. The Bank has traditionally served consumer retail and small to mid-sized businesses in its markets. The Bank has had success growing market share in each of its markets and has developed a reputation as being a good community bank with competitive products enhanced by personal service. At June 30, 2011, the Bank held the number one position in deposit market share in Shenandoah County, number three in Warren County, and number four in the combined Winchester/Frederick County market according to statistics provided by the FDIC.

The Commonwealth of Virginia has consistently ranked at the top of most national surveys of best states in which to do business and has one of the lowest unemployment rates in the nation. According to the Virginia Employment Commission, the Winchester metropolitan statistical area had an unemployment rate of 6.0% compared to 8.7% for the United States in February 2012. The northern Virginia market area served by the Bank is a diversified economy with a strong contingent of employers complemented by a large commuter population that drives into the Washington, DC market daily. Winchester is home to an excellent regional health care facility and Shenandoah University as well as a broad range of manufacturing, construction, government, and retail businesses. Recent data from the Federal Reserve Bank of Richmond indicated that the Winchester metropolitan statistical area led Virginia in year over year job creation in 2011. A portion of our market area is supported by agriculture, small businesses and professionals and provides reliable consistent core deposits to the banking company, as well as individualized lending opportunities.

The Bank’s strategy is built around banking as a relationship business. The Bank has a promoted itself as “big enough to deliver, yet small enough to care.” Recently larger banks have been criticized and made national news for charging excessive fees and not being in touch with their customers.  We believe that First Bank has an excellent opportunity in this environment to build on our reputation as a high touch, customer centric community bank and to seize market share from the biggest banks in the market. We operate as trusted advisors and financial partners to our customers and small business clients. Our employees from the CEO to the tellers are encouraged to participate in community activities in order to reinforce the bank’s commitment to and partnership with its neighbors and its communities.  We believe that community leadership combined with competitive products and personal service distinguish our banking company from the biggest banks in the market.

In the largest market we serve, the City of Winchester and Frederick County, larger banks such as BB&T and Wells Fargo hold $1.0 billion or 51% of the deposit market. Our banking company has a consistent track record of growing market share in Winchester/Frederick County. During the last decade First Bank increased its share of this market to the number four position with a ten percent market share. First Bank provides a wide range of competitive products delivered by human beings through ten branches supplemented by multiple delivery channels, including one of the largest ATM networks in the market, the internet, mobile devices, and tablets. We believe that personal service and physical access must be combined with alternative delivery in order to effectively serve our clients and customers.

As trusted advisors and partners our strategy includes leveraging our relationships across all of our product lines. While the Company has historically enjoyed a strong net interest margin, we have continued to grow non-interest income sources of revenue through deep relationships with our customers. Through the Bank’s trust and financial advisory business, the company manages assets in excess of $200 million and generates in excess of $1.4 million in revenues.  In addition we originate both portfolio and secondary market mortgage loans, and are part owners of a title insurance business, all of which contribute to higher than average non-interest income. We intend to continue to diversify income sources beyond net interest margin.

We believe in our core banking strategy. We believe that our core banking strategy can generate consistent returns on assets and equity that match historical levels.

Asset Quality Recovery Plan

The Bank and its customers suffered from the economic downturn as many customers in the real estate and housing sector have struggled to survive the extended period of declining real estate values. The Bank sustained significant losses during 2010 and 2011 driven by non-performing loans combined with loan charge-offs and additional loan loss provisions.  Non-performing assets reached record levels during 2011 as loans deteriorated and the Bank foreclosed on property.

In May 2011, the Company hired a new chief executive officer and in February 2012 promoted an existing officer to Chief Credit Officer, a new position in the Bank.  We embarked on a three-pronged plan that includes confronting the asset quality issues head-on, rebuilding the credit culture, and raising capital.

Over the last twelve months, the Bank has aggressively addressed asset quality issues. The Bank began with independent reviews of the loan portfolio, negotiated with troubled borrowers, restructured loans where appropriate and foreclosed where necessary.  As a result of active management of special assets, the Bank charged-off $15.8 million of loans in 2011, recorded $12.4 million to provisions for loan losses, and recorded losses totaling $2.5 million from other real estate owned (OREO). The Company has a dedicated special assets officer, who is actively managing troubled borrowers and working directly with the Chief Credit Officer.

Stage two in the Bank’s recovery plan includes rebuilding the loan platform and strengthening the credit function. The Company implemented new credit policies and established improved underwriting tools and monitoring systems and controls with the goal to build a platform that is scalable in order to accommodate future organically grown or acquired assets. The new Chief Credit Officer is providing clear leadership and direction to the effort. The use of risk management metrics is being enhanced in order to track trends and underlying risk in the portfolio.

Finally, we are attempting to raise common equity in order to add strength to the balance sheet and accelerate our ability to leverage our strengths and seize opportunities for growth. Strategically, we believe that having a strong capital position will not only strengthen the balance sheet, but will also allow the banking company to consider opportunities, including TARP repayments, expansion through acquisitions or branching, infrastructure growth or lines of business expansion that we believe will provide appropriate return to shareholders.

Management

Our senior management team consists of executive officers who have tremendous experience in the financial services industry.  Our current executive officers are:

     Scott C. Harvard, President and Chief Executive Officer
     Dennis A. Dysart, Senior Executive Vice President and Chief Credit Officer
     M. Shane Bell, Executive Vice President and Chief Financial Officer
      Marshall J. Beverley, Jr., Executive Vice President – Senior Trust Officer
      Jeffrey S. Boppe, Executive Vice President – Senior Loan Administrator
     Christopher T. Martin, Executive Vice President – Operations

Our senior management team is complemented and supervised by a highly accomplished board of directors representing a diverse background of professional skills and over 182 years of combined experience serving First Bank.  Additional information regarding our executive officers and directors can be found below under “Management.”

Corporate Information

Our principal executive offices are located at 112 West King Street, Strasburg, Virginia 22657 and our telephone number is (540) 465-9121.  We maintain a website at www.therespowerinone.com, which contains information relating to us.  Unless specifically incorporated by reference, information on our website is not a part of this prospectus.

The Rights Offering

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights.

Common Shares to be Outstanding	If all of our shares of common stock being offered are sold, 5,911,298 shares will be outstanding following closing of the offerings.

Basic Subscription Right
The basic subscription right will entitle you to purchase one share of our common stock at a subscription price of $4.00 per share for each share of our common stock that you own; however, fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

Over-Subscription Privilege
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription rights. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below.

Limitation on the Purchase of Shares
We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole opinion, would exceed 9.9% ownership of total outstanding shares of common stock, upon completion of the offerings, without our prior approval and if, as of June 25, 2012, any required regulatory approvals have not been obtained or applicable notice periods have not expired.

Rights Offering Subscription Price	$4.00 per full share, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Record Date	5:00 p.m., Eastern Time, on May 4, 2012

Expiration of Rights Offering	5:00 p.m., Eastern Time, on June 25, 2012

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on June 25, 2012. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on June 25, 2012.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be quoted on the OTC Bulletin Board or listed on any stock exchange or market.

Participation of Directors and Officers
All of our directors and executive officers, together with their affiliates, have indicated that they will participate in the rights offering and, collectively, we expect our directors and executive officers to purchase approximately 750,000 shares in the rights offering, subject to regulatory approval in certain cases, by exercising basic subscription rights and over-subscription privileges, if any.  Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $4.00 per full share.

Standby Purchasers
In connection with the rights offering, we have entered into standby purchase agreements with the Standby Purchasers.  Subject to certain conditions, the Standby Purchasers have committed to purchase from us an aggregate of 425,000 shares at a price of $4.00 per share, if such shares are available after the exercise of the basic subscription rights and over-subscription privileges in the rights offering.  We refer to the private placement to Standby Purchasers as the standby offering, and the standby offering together with the rights offering as the offerings.  See “The Standby Offering.”

Use of Proceeds
We expect the net proceeds from the offerings to be approximately $11.7 million, if all 2,955,649 shares are sold in the rights offering or to the Standby Purchasers.  We intend to use the net proceeds we receive from the offerings for general corporate purposes, including to improve our regulatory capital position and the regulatory capital position of the Bank, to support future growth such as expansion through acquisitions or branching, infrastructure growth or lines of business expansion and to provide flexibility to redeem outstanding preferred stock.  See “Use of Proceeds.”

U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Closing	We expect to close the offerings on or about June 29, 2012.

Extension and Cancellation
Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods ending no later than September 29, 2012.  Our board of directors may for any reason cancel the rights offering at any time before the closing. If we cancel the rights offering, all subscription payments will be returned promptly, without interest or penalty.

Dividend Policy
In the third quarter of 2011, our board of directors determined to suspend payment of dividends on our common stock in order to maintain solid capital levels in light of the current economic environment.  Any decision made by our board of directors to declare dividends in the future will depend on our future earnings, financial condition, liquidity and capital requirements of both the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by its board of directors.  See “Dividend Policy.”

Risk Factors
In addition to general investment risks, purchasing our common stock in this offering will involve other specific investment considerations related to us and our business.  Those matters are described in this prospectus under the heading “Risk Factors.”   You should carefully review and consider those risks before you purchase any shares.

RISK FACTORS

An investment in our common stock involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus and the risks described below before you make an investment decision regarding the common stock.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risk Factors Related to Our Company

The Company may be further adversely affected by economic conditions in its market area.

The Company is headquartered in the northern Shenandoah Valley region of Virginia.  Because our lending is concentrated in this market, the Company is affected by the general economic conditions in the region.  Changes in the economy may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing.  A continued decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond the Company’s control would further impact these local economic conditions and the demand for banking products and services generally, which could negatively affect the Company’s performance and financial condition.

Deteriorating credit quality, particularly in real estate loans, has adversely impacted the Company and may continue to adversely impact the Company.

During 2008, the Company began to experience a downturn in the overall credit performance of the loan portfolio, as well as acceleration in the deterioration of general economic conditions. This deterioration, including a significant increase in national and regional unemployment levels, is negatively impacting some borrowers’ ability to repay. During the year ended December 31, 2008, these conditions resulted in a $13.9 million increase in non-performing assets and loans over 90 days past due to $16.2 million. At December 31, 2011, 2010 and 2009, non-performing assets and loans over 90 days past due remained at elevated levels, totaling $18.7 million, $15.4 million and $14.8 million, respectively. The provision for loan losses totaled $12.4 million, $11.7 million and $2.3 million for the years ended December 31, 2011, 2010 and 2009, respectively. Additional increases in loan loss reserves may be necessary in the future. Continued deterioration in the quality of the loan portfolio can have a material adverse effect on earnings, liquidity and capital.

The Bank will realize additional future losses if our levels of non-performing assets do not moderate and if the proceeds we receive upon liquidation of assets are less than the carrying value of such assets.

The Company expects to continue to focus on reducing non-performing asset levels during 2012 by selling other real estate owned (OREO) and restructuring its problem loans and potential problem loans. Other potential problem loans are defined as performing loans that possess certain risks, including the borrower’s ability to pay and the collateral value securing the loan, that management has identified that may result in the loans not being repaid in accordance with their terms. At December 31, 2011, other potential problem loans totaled $40.0 million.  Among the Bank’s potential problem loans are several large credit relationships.  Consequently, an adverse development with respect to one of these loans or credit relationships could expose us to a significant increase in nonperforming assets.

The actual volume of future distressed asset sales could increase based on regulatory directives, the level of migration of performing loans to problem loan status, as well as opportunities to sell such assets, thus resulting in higher credit costs. The continuing weakness in the residential and commercial real estate markets may negatively impact the ability to dispose of distressed assets, and may result in higher credit losses on sales of distressed assets. Non-performing assets are recorded on the financial statements at the estimated fair value, which considers management’s plans for disposition. The Company will realize additional future losses if the proceeds received upon dispositions of assets are less than the recorded carrying value of such assets. If market conditions continue to decline, the magnitude of losses realized upon the disposition of non-performing assets may increase, which could materially adversely affect the Company’s business, financial condition and results of operations.

Further increases in non-performing assets may reduce interest income and increase net loan charge-offs, provision for loan losses, and operating expenses.

As a result of the prolonged economic downturn, the Bank is experiencing historically high levels of non-accrual loans. Non-accrual loans increased from 1.87% at December 31, 2009 to 2.49% and 3.02% of total loans at December 31, 2010 and 2011, respectively. Until economic and market conditions improve at a more rapid pace, we expect to incur charge-offs to the allowance for loan losses and lost interest income relating to increased non-performing loans and, as a result, additional increases in loan loss reserves may be necessary in the future. Non-performing assets (including non-accrual loans and other real estate owned) totaled $18.2 million at December 31, 2011. These non-performing assets can adversely affect net income mainly through increased operating expenses incurred to maintain such assets or loss charges related to subsequent declines in the estimated fair value of foreclosed assets. Adverse changes in the value of our non-performing assets, or the underlying collateral, or in the borrowers’ performance or financial conditions could adversely affect the Company’s business, results of operations and financial condition. There can be no assurance that the Company will not experience further increases in non-performing loans in the future, or that non-performing assets will not result in lower financial returns in the future.

If the Bank’s allowance for loan losses becomes inadequate, results of operations may be adversely affected.

The Bank maintains an allowance for loan losses that it believes is a reasonable estimate of known and inherent losses in the loan portfolio.  Through a quarterly review of the loan portfolio, management determines the amount of the allowance for loan losses by considering economic conditions, credit quality of the loan portfolio, collateral supporting the loans, performance of customers relative to their financial obligations and the quality of the Bank’s loan administration.  The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond the Bank’s control, and these losses may exceed current estimates.  Although the Company believes the allowance for loan losses is a reasonable estimate of known and inherent losses in the loan portfolio, such losses and the adequacy of the allowance for loan losses cannot be fully predicted.  Excessive loan losses could have a material impact on financial performance through additions to the allowance for loan losses.

Federal and state regulators periodically review the allowance for loan losses and may require an increase to the provision for loan losses or recognition of further loan charge-offs, based on judgments different than those of management.  Any increase in the amount of provision or loans charged-off as required by these regulatory agencies could have a negative effect on operating results.

If the Bank’s valuation allowance on OREO becomes inadequate, results of operations may be adversely affected.

The Bank maintains a valuation allowance that it believes is a reasonable estimate of known losses in OREO.  The Bank obtains appraisals on all OREO properties on an annual basis and adjusts the valuation allowance accordingly.  The carrying value of OREO is susceptible to changes in economic and real estate market conditions.  Although the Company believes the valuation allowance is a reasonable estimate of known losses, such losses and the adequacy of the allowance cannot be fully predicted.  Excessive declines in market values could have a material impact on financial performance.

The Bank’s concentrations of loans could result in higher than normal risk of loan defaults and losses.

The Bank offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction and land development, home equity, consumer and other loans. The majority of the loans are secured by real estate (both residential and commercial) in the market area. At December 31, 2011, these loans totaled $351.8 million, or 90%, of total loans. A major change in the real estate market, such as further deterioration in the value of this collateral, or in the local or national economy, could adversely affect customers’ ability to pay these loans, which in turn could impact the Bank. Risk of loan defaults and foreclosures are unavoidable in the banking industry, and the Bank tries to limit exposure to this risk by monitoring extensions of credit carefully. The Bank cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

The Company relies on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet liquidity needs.

In managing the Company’s consolidated balance sheet, the Company depends on secondary sources to provide sufficient liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of clients. Other sources of funding available to us, and upon which we rely as regular components of our liquidity risk management strategy, include federal funds lines of credit, sales of securities and loans, brokered deposits and borrowings from the Federal Home Loan Bank system. The availability of these funding sources is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, and such perception can change quickly in response to market conditions or circumstances unique to a particular company. Any occurrence that may limit our access to these sources, such as a decline in the confidence of debt purchasers, or our depositors or counterparties, may adversely affect our liquidity, financial position, and results of operations.

If the Company needs additional capital in the future, it may not be able to obtain it on terms that are favorable.  This could negatively affect the Company’s performance and the value of its common stock.

The Company anticipates that it will have sufficient capital to support asset growth and potential loan charge-offs. However, additional capital may be needed in the future to maintain capital levels.  The ability to raise capital through the sale of additional securities will depend primarily upon the Company’s financial condition and the condition of financial markets at that time.  The Company may not be able to obtain additional capital in amounts or on terms that are satisfactory.  The Company’s ability to grow its balance sheet may be constrained if it is unable to raise additional capital as needed.

Changes in interest rates may negatively impact net interest income if the Company is unable to successfully manage interest rate risk.

The Company’s profitability will depend substantially upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities.  Changes in interest rates, including the shape of the treasury yield curve, will affect the Company’s financial performance and condition through the pricing of securities, loans, deposits and borrowings.  The Company attempts to minimize exposure to interest rate risk, but will be unable to eliminate it.  Our net interest spread will depend on many factors that are partly or entirely outside of the Company’s control, including competition, federal economic, monetary and fiscal policies and general economic conditions.

Our small-to-medium sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium sized businesses. These businesses generally have less capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

Difficult market conditions have adversely affected the Company’s industry.

Dramatic declines in the housing market over the past three years, with falling home prices and increasing foreclosures and unemployment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of mortgage-backed securities (MBS) but spreading to other securities and loans has caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected the Company’s business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact charge-offs and the provision for loan losses. A worsening of these conditions would likely have an adverse effect on the Company and others in the financial services industry.

The soundness of other financial institutions could adversely affect the Company.

The Company’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, may lead to market-wide liquidity problems and to losses or defaults by the Company or by other institutions. Many of these transactions expose the Company to credit risk in the event of default of its counterparty or client. There is no assurance that any such losses would not materially and adversely affect the Company’s results of operations.

The Company relies heavily on its management team and the unexpected loss of any of those personnel could adversely affect operations; the Company depends on the ability to attract and retain key personnel.

The Company’s future operating results depend substantially upon the continued service of its executive officers and key personnel.  The Company’s future operating results also depend in significant part upon its ability to attract and retain qualified management, financial, technical, marketing, sales and support personnel.  Competition for qualified personnel is intense, and the Company cannot ensure success in attracting or retaining qualified personnel.  There may be only a limited number of persons with the requisite skills to serve in these positions, and it may be increasingly difficult for the Company to hire personnel over time.

Our ability to retain key officers and employees may be further impacted by legislation and regulation affecting the financial services industry. For example, Section 7001 of the ARRA amended Section 111 of the EESA in its entirety, significantly expanded the executive compensation restrictions. These restrictions apply to the Company as a participant in the Capital Purchase Program and shall generally continue to apply for as long as any Senior Preferred shares are outstanding. Such restrictions and standards may further impact management's ability to compete with financial institutions that are not subject to the same limitations as the Company under Section 7001 of the ARRA.

Future success is dependent on the ability to compete effectively in the highly competitive banking industry.

The Company faces vigorous competition from other financial institutions, including other commercial banks, savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in its market area.  A number of these other financial institutions are significantly larger than the Company and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services.  To a limited extent the Company also competes with other providers of financial services, such as money market mutual funds, brokerage firms, insurance companies and governmental organizations which may offer more favorable products and services than the Company.  Many of the non-bank competitors are not subject to the same extensive regulations that govern the Company.  As a result, the non-bank competitors have advantages over the Company in providing certain services.  This competition may reduce or limit profit margins and market share and may adversely affect the results of operations and financial condition.

Regulation by federal and state agencies could adversely affect the profitability of the business.

The Company is heavily regulated by federal and state agencies. This regulation is to protect depositors, the federal deposit insurance fund and the banking system as a whole. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations, and policies for possible changes. Changes to statutes, regulations, or regulatory policies, including interpretation or implementation of statutes, regulations, or policies, could affect the Company adversely, including limiting the types of financial services and products it may offer and/or increasing the ability of non-banks to offer competing financial services and products. If the Company does not comply with laws, regulations, or policies, it could receive regulatory sanctions and damage to its reputation.

Government measures to regulate the financial industry, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), subject us to increased regulation and could adversely affect us.

As a financial institution, we are heavily regulated at the state and federal levels.  As a result of the financial crisis and related global economic downturn that began in 2007, we have faced, and expect to continue to face, increased public and legislative scrutiny as well as stricter and more comprehensive regulation of our financial services practices.  In July 2010, the Dodd-Frank Act was signed into law.  The Dodd-Frank Act includes significant changes in the financial regulatory landscape and will impact all financial institutions, including the Company and the Bank.  Many of the provisions of the Dodd-Frank Act have begun to be or will be implemented over the next several months and years and will be subject both to further rulemaking and the discretion of applicable regulatory bodies.  Because the ultimate impact of the Dodd-Frank Act will depend on future regulatory rulemaking and interpretation, we cannot predict the full effect of this legislation on our businesses, financial condition or results of operations.

Recently passed legislation could allow the Company to deregister under the Exchange Act, which would result in a reduction in the amount and frequency of publicly-available information about us and may further limit the liquidity of our common stock.

If enacted, recently passed legislation called the Jumpstart Our Business Startups Act (or “JOBS Act”) may allow us to terminate the registration of our common stock under the Exchange Act.  If we determined to deregister our common stock under the Exchange Act, it would enable us to save significant expenses relating to our public disclosure and reporting requirements under the Exchange Act.  However, a deregistration of our common stock also would result in a reduction in the amount and frequency of publicly-available information about the Company and the Bank and may further limit the liquidity of our common stock.

Changes in the Company’s accounting policies or in accounting standards could materially affect how it reports financial results and condition.

From time to time, the Financial Accounting Standards Board (FASB) and SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how the Company records and reports its financial condition and results of operations. In some cases, the Company could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements.

The Company’s ability to operate profitably may be dependent on its ability to implement various technologies into its operations.

The market for financial services, including banking service and consumer finance services is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, internet-based banking and tele-banking. The Company’s ability to compete successfully in its market may depend on the extent to which it is able to exploit such technological changes. If it is not able to afford such technologies, properly or timely anticipate or implement such technologies, or properly train its staff to use such technologies, the Company’s business, financial condition or operating results could be adversely affected.

The Company’s operations depend upon third party vendors that perform services for us.

The Company outsources many of its operating and banking functions, including some data processing functions and the interchange and transmission services for the ATM network. As such, the Company’s success and ability to expand operations depends on the services provided by these third parties. Disputes with these third parties may adversely affect operations. The Company may not be able to engage appropriate vendors to adequately service its needs, and the vendors that it engages may not be able to perform successfully.

Negative public opinion could damage our reputation and adversely impact liquidity and profitability.

As a financial institution, the Company’s earnings, liquidity, and capital are subject to risks associated with negative public opinion of the Company and of the financial services industry as a whole. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, the failure of any product or service sold by us to meet our clients’ expectations or applicable regulatory requirements, corporate governance and acquisitions, or from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep, attract and/or retain customers and can expose us to litigation and regulatory action. Actual or alleged conduct by one of our businesses can result in negative public opinion about our other businesses. Negative public opinion could also affect our ability to borrow funds in the unsecured wholesale debt markets.

As a result of the Company’s participation in the Capital Purchase Program (CPP), the Company may become subject to additional regulation, and the costs or effects of compliance cannot be predicted at this time.

In connection with its participation in the CPP administered under the TARP, the Company may face additional regulations and/or reporting requirements, including, but not limited to Congress’s ability to impose “after-the-fact” terms and conditions on participants in the CPP.  As a participant in the CPP, the Company would be subject to any such retroactive legislation.  We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Potential future losses may result in an additional valuation allowance for deferred tax assets. Recapture of the deferred tax asset balance (i.e., reversal of the valuation allowance) is subject to considerable judgment and could be adversely impacted by changes in future income tax rates.

During 2011, the Company reached a three-year cumulative pre-tax loss position.  Under GAAP, cumulative losses in recent years are considered significant negative evidence which is difficult to overcome in assessing the realizability of a deferred tax asset. As a result, beginning with the fourth quarter of 2011, the Company no longer considers future taxable income in determining the realizability of its deferred tax assets. At December 31, 2011, the Company had recorded a full valuation allowance of $6.1 million on its net deferred tax assets.

The Company expects to reverse the valuation allowance for deferred tax assets once it has demonstrated a sustainable return to profitability. However, the reversal of the valuation allowance is subject to considerable judgment. Additionally, even after the recovery of the deferred tax asset balance under GAAP, which would immediately benefit GAAP capital and the tangible common equity ratio, there will remain limitations on the ability to include the deferred tax assets for regulatory capital purposes.

Increases in FDIC insurance premiums could adversely affect the Company’s profitability.

The Dodd-Frank Act directs the FDIC to amend its regulations to re-define the method of calculation of an insured depository institution’s insurance fund assessment. The Dodd-Frank Act requires the assessment base to be an amount equal to the average consolidated total assets of the insured depository institution during the assessment period, minus the sum of the average tangible equity of the insured depository institution during the assessment period and an amount the FDIC determines is necessary to establish assessments consistent with the risk-based assessment system found in the Federal Deposit Insurance Act. The FDIC has issued final rules outlining this new insurance assessment methodology, which will impact the amount of the Bank’s insurance assessment. In addition, the FDIC may make additional changes to the way in which it calculates insurance premiums. We cannot predict the timing of any future changes, and if made, the effect that these changes could have on our insurance assessment.

Risks Factors Related to the Rights Offering

We are not required to raise a minimum amount of proceeds in order to close the rights offering, which means that if you purchase our common stock in the rights offering, you may acquire securities in our company even though the proceeds raised may be insufficient to meet our objectives.

Completion of the rights offering is not subject to us selling any minimum number or dollar amount of shares.  To the extent that we sell significantly fewer than the total number of shares that we are offering, you may be one of only a small number of investors purchasing our common stock at this time.  In addition, if we do not raise a level of capital that is satisfactory to our regulators, we may be unable to implement our strategic plan or maintain a capital plan satisfactory to our regulators.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share price of $4.00 in the rights offering is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the price in the rights offering.

In addition, the price of our common stock may fluctuate between the time you exercise your subscription rights and your receipt of shares following the conclusion of the rights offering.  Once made, all exercises of subscription rights are irrevocable and, as a result, you bear the financial risk that the price of our common stock will fluctuate during that period.

If you do not exercise your subscription rights, your percentage ownership will be diluted.

Assuming we sell the full amount of shares issuable in connection with the offerings, we will issue approximately 2,955,649 shares of our common stock.  If you choose not to exercise your basic subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted.

We may cancel the rights offering at any time without further obligation to you.

We may, in our sole discretion, cancel the rights offering before it expires.  If we cancel the rights offering, neither we not the subscription agent will have any obligation to you except to return any payment received by the subscription agent, without interest, as soon as practicable.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares to realize any potential value from your subscription rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on June 25, 2012, unless we extend the rights offering for additional periods ending no later than September 29, 2012.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will issue shares in book-entry form or mail you a stock certificate as soon as practicable after June 29, 2012, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your shares have been issued in book-entry form, your stock certificates have been delivered or your account is credited, you may not be able to sell your shares. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Our management will have broad discretion over the use of the net proceeds from the offerings, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the offerings for general corporate purposes, which may include, without limitation, to improve the Company’s and the Bank’s regulatory capital position, to support future growth such as branching and infrastructure or to redeem preferred stock. Our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management regarding the use of the proceeds from the offerings, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

The exercise of the over-subscription privilege could trigger an ownership change that would negatively affect our ability to utilize net operating loss and capital loss and other deferred tax assets in the future.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), may limit our annual utilization of net operating losses if they exist at the time of an “ownership change.”  An “ownership change” under Section 382 of the Code occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.  If an “ownership change” occurs, Section 382 of the Code imposes an annual limit on the amount of net operating losses that can be used to reduce taxable income equal to the product of the total value of outstanding equity immediately prior to the ownership change and the federal long-term tax-exempt interest rate in effect for the month of such ownership change.  A number of special rules apply to calculating the limitation under Section 382 of the Code.  In particular, the limitations contained in Section 382 of the Code apply for a five-year period, beginning on the date of the ownership change.  Any recognized net operating losses that are limited by Section 382 of the Code may be carried forward and used to reduce future taxable income for up to 20 years, after which they expire.

As of December 31, 2011, we had a net operating loss.  If a sufficient number of shares are purchased in the offerings, it is likely that an ownership change will occur for purposes of Section 382 of the Code.  If such an ownership change were to occur, the annual limitation of net operating losses under Section 382 of the Code would serve to defer (or eliminate) our ability to use any of our net operating losses to offset our taxable income.

Risks Factors Related to Our Common Stock

Our ability to pay dividends is limited and we suspended payment of dividends during 2011. As a result, capital appreciation, if any, of our common stock may be your sole opportunity for gains on your investment for the foreseeable future.

Our ability to pay dividends on our common stock is limited by regulatory restrictions applicable to the Company and the Bank and the need to maintain sufficient capital. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The Company is organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business. The payment of a dividend is also prohibited if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, the Company is subject to certain regulatory requirements to maintain capital at or above regulatory minimums, which affect its dividend policies. The Federal Reserve has indicated that a bank holding company such as the Company should generally pay dividends only if its earnings for the current period are sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

In addition, our ability to pay dividends on our common stock is largely dependent on the ability of our banking subsidiary to pay dividends to us. The Bank also is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits or its accumulated retained earnings. Additionally, under Federal Reserve regulations, the Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve. The Federal Reserve and the Commonwealth of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice and have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

In the third quarter of 2011, we suspended payment of dividends on our common stock, and we currently are subject to regulatory restrictions that do not permit us or the Bank to declare or pay any dividend without the prior approval of our banking regulators. If either the Company or the Bank is unable to satisfy these regulatory requirements or obtain requisite regulatory approval, we will be unable to pay dividends on our common stock. Therefore, we may not be able to resume payments of dividends in the future.

Our preferred stock and trust preferred securities are superior to our common stock, which may limit our ability to pay dividends on our common stock in the future.

Our ability to pay dividends on our common stock is also limited by contractual restrictions under our trust preferred securities and the agreement with the U.S. Treasury in connection with the issuance of our Series A Preferred Stock under the TARP Capital Purchase Program. The trust preferred securities and preferred stock are in a superior ownership position compared to common stock. Interest must be paid on the trust preferred securities, and dividends must be paid on the preferred stock, before dividends may be paid to the common shareholders. The Company is current in its interest and dividend payments on the trust preferred securities and preferred stock; however, we have the right to defer distributions on these instruments, during which time no dividends may be paid on our common stock. If we do not have sufficient earnings in the future and begin to defer distributions on the trust preferred securities or preferred stock, we will be unable to pay dividends on our common stock until we become current on those distributions.

If we do not generate the necessary level of capital, we may issue additional securities in the future, which could dilute your ownership.

If we do not generate the necessary level of capital from the offerings, we may have to sell additional securities in order to generate the required capital. We may seek to raise capital through offering of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our articles of incorporation, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

There is a limited trading market for the Company’s common stock; it may be difficult to sell shares after they have been purchased.

Shares of the Company’s common stock are traded on the over-the-counter (OTC) market and quoted in the OTC Bulletin Board under the symbol “FXNC.”  The volume of trading activity in the stock is relatively limited.  Even if a more active market develops, there can be no assurance that such market will continue, or that shares will be able to be sold at or above the investment price.  The lack of liquidity of the investment in the common shares should be carefully considered when making an investment decision.

The trading volume in our common stock is lower than that of other financial services companies.

The trading volume in our common stock is lower than that of other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the low trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

The market for our common stock historically has experienced significant price and volume fluctuations.

The market for our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	the ability to raise capital as needed;
•	adverse economic conditions in the market area and the impact on credit quality and risks inherent in the loan portfolio such as repayment risk and fluctuating collateral values;
•	additional future losses if our levels of non-performing assets do not moderate and if the proceeds we receive upon liquidation of assets are less than the carrying value of such assets;
•	further increases of non-performing assets may reduce interest income and increase net charge-offs, provision for loan losses, and operating expenses;
•
the adequacy of the allowance for loan losses related to specific reserves on impaired loans, and changes in factors considered such as general economic and business conditions in the market area and overall asset quality;

•	the adequacy of the valuation allowance for other real estate owned related to changes in economic conditions and local real estate activity;
•	loss or retirement of key executives;
•	the ability to compete effectively in the highly competitive banking industry;
•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses that the Company is engaged in;
•	the ability to implement various technologies into our operations may impact the Company’s ability to operate profitably;
•	the ability of the Company to implement its disaster recovery plan in the event of a natural disaster;
•
risks related to the timing of the recoverability of the deferred tax asset, which is subject to considerable judgment, and the risk that even after the recovery of the deferred tax asset balance under GAAP, there will remain limitations on the ability to include our deferred tax assets for regulatory capital purposes;

•	increases in FDIC insurance premiums could adversely affect the Company’s profitability;
•	the ability to retain customers and secondary funding sources if the Bank’s reputation would become damaged;
•
the reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet liquidity needs;

•	changes in interest rates could have a negative impact on the Company’s net interest income and an unfavorable impact on the Bank’s customers’ ability to repay loans; and
•	other factors identified in “Risk Factors”, above.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the offerings for general corporate purposes, including to improve our regulatory capital position and the regulatory capital position of the Bank as we deem necessary or appropriate, to support future growth such as expansion through acquisitions or branching, infrastructure growth or lines of business expansion and to provide flexibility to redeem outstanding preferred stock.

The following table sets forth the calculation of our net proceeds from the offerings at a price of $4.00 per share and the anticipated use of these proceeds.  The calculation of net proceeds does not reflect any commissions or other compensation payable by us to selling agents, if any, that we may engage with respect to the standby offering.  Because we have not conditioned the offerings on the sale of a minimum number of shares, we are presenting this information assuming that we sell 25%, 50% and 100% of the shares of common stock that we are offering.
	25%	50%	100%

Shares of common stock sold	738,912	1,477,824	2,955,649

Gross offering proceeds	$2,955,649	$5,911,296	$11,822,596
Estimated expenses of the offerings	150,000	150,000	150,000

Net proceeds to us	$2,805,649	$5,761,296	$11,672,596

CAPITALIZATION

The following table sets forth our unaudited pro forma consolidated capitalization as of March 31, 2012. Our capitalization is presented on an actual basis and on an as-adjusted basis to give effect to the sale of shares of common stock, based on a price of $4.00 per share, as if the offerings had been completed as of March 31, 2012.  We are presenting this information assuming that we sell 25%, 50% and 100% of the shares of common stock that we are offering for net proceeds of $2.8 million, $5.8 million and $11.7 million, respectively (after deducting estimated offering expenses of $150,000 and not including any commissions or other compensation payable by us to selling agents, if any, that we may engage).

	March 31, 2012
	Actual	Pro Forma	Pro Forma	Pro Forma
		25%	50%	100%
	(dollars in thousands)

Cash and cash equivalents:	$29,030	$31,836	$34,791	$40,703

Shareholders’ equity:
Preferred stock, $1,000 liquidation preference; 14,595 shares issued and outstanding	$14,299	$14,299	$14,299	$14,299
Common stock, par value $1.25 per share; authorized 8,000,000 shares; issued and outstanding 2,955,649 shares, 3,694,561 shares, 4,433,473 shares and 5,911,298 shares, respectively	3,695	4,618	5,542	7,389
Surplus	1,644	3,526	5,558	9,622
Retained earnings	16,753	16,753	16,753	16,753
Accumulated other comprehensive loss, net	(247)	(247)	(247)	(247)
Total shareholders’ equity	$36,144	$38,949	$41,905	$47,816

PRICE RANGE OF COMMON STOCK

We currently have 8,000,000 authorized shares of common stock, par value $1.25 per share, and 1,000,000 authorized shares of preferred stock, par value $1.25 per share.  As of May 4, 2012, there were 2,955,649 shares of common stock outstanding and 14,595 shares of preferred stock outstanding.  Our common stock is traded on the OTC Bulletin Board under the symbol “FXNC.”  The closing price of our common stock on May 4, 2012 was $5.00.

Following are the high and low prices of sales of common stock known to the Company, along with the dividends per share that were paid quarterly in 2010, 2011 and through May 4, 2012.

	High	Low	Dividends Per Share
2010: 1st quarter 2nd quarter 3rd quarter 4th quarter	$12.00 17.85 14.00 13.50	$10.00 11.40 12.20 12.21	$0.14 0.14 0.14 0.14
2011: 1st quarter 2nd quarter 3rd quarter 4th quarter	$12.75 11.75 10.50 8.35	$ 9.25 9.35 7.60 4.40	$0.10 0.10 0.00 0.00
2012: 1st quarter 2nd quarter (through May 4)	$ 6.70 $ 5.30	$ 5.00 $ 4.86	$0.00 0.00

DIVIDEND POLICY

In order to maintain solid capital levels in light of the current economic environment, the Company’s Board of Directors determined in July 2011 to suspend cash dividends on the Company’s common stock. The Company’s future dividend policy is subject to the discretion of its Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity and capital requirements of both the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by its Board of Directors.

The Company

The Company is organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business. The payment of a dividend is also prohibited if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

The Company is subject to certain regulatory requirements to maintain capital at or above regulatory minimums, which affect its dividend policies. The Federal Reserve has indicated that a bank holding company such as the Company should generally pay dividends only if its earnings for the current period are sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

In connection with its participation in the Capital Purchase Program established by the Treasury under the EESA, the Company issued preferred stock to the Treasury on March 13, 2009. The Preferred Stock is in a superior ownership position compared to common stock. Dividends must be paid to the preferred stock holder before they can be paid to the common shareholders. If the dividends on the Preferred Stock have not been paid for an aggregate of six (6) quarterly dividend periods or more, whether or not consecutive, the Company’s authorized number of directors will be automatically increased by two (2) and the holders of the Preferred Stock will have the right to elect those directors at the Company’s next annual meeting or at a special meeting called for that purpose; these two directors may be elected annually and may serve until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full.

In addition, contractual restrictions under our trust preferred securities provide that those instruments also are in a superior ownership position compared to common stock. Interest must be paid on the trust preferred securities before dividends may be paid to the common shareholders.

The Company is current in its interest and dividend payments on the Preferred Stock and trust preferred securities.

The Bank

The Company is a legal entity separate and distinct from its subsidiaries, and its ability to distribute cash dividends will depend primarily on the ability of the Bank to pay dividends to it. The Bank also is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits or its accumulated retained earnings. Additionally, under Federal Reserve regulations, the Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve. The Federal Reserve and the Commonwealth of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice and have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

In addition, we currently are subject to regulatory restrictions that do not permit us or the Bank to declare or pay any dividend without the prior approval of our banking regulators. The Bank received approval in May 2012 for a dividend declaration totaling $251 thousand from the Bank to the Company in order to pay dividends on preferred stock and interest payments on trust preferred capital notes.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on, May 4, 2012, non-transferable subscription rights to purchase shares of our common stock at a price of $4.00 per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 2,955,649 shares of our common stock for an aggregate purchase price of $11,822,596.

Each holder of record of our common stock will receive one subscription right for each full share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on, May 4, 2012. Each subscription right entitles the holder to a basic subscription right to purchase shares and an over-subscription privilege.

We are not requiring an overall minimum subscription to complete the rights offering. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Rights

You may purchase one share of our common stock per basic subscription right, subject to delivery of the required documents and payment of the subscription price of $4.00 per share, before the rights offering expires. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any of your subscription rights. If you do not exercise all of your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

We will issue shares in book-entry form, deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with your basic subscription rights as soon as practicable following the expiration of the rights offering.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed.  We will allocate the remaining shares among all other shareholders exercising the over-subscription privilege.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the rights offering.

Registrar and Transfer Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of basic subscription rights. In addition, limitations on the amount of shares that may be subscribed for pursuant to the over-subscription privilege are described below under the heading “—Limitation on the Purchase of Shares.”

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole shares, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

We will issue shares in book-entry form, deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering to improve our regulatory capital position and the regulatory capital position of the Bank, to support future growth such as expansion through acquisitions or branching, infrastructure growth or lines of business expansion and to provide flexibility to redeem outstanding preferred stock.  Over the past several years, the banking industry, including First National Corporation, has been facing challenges related to weakened local and national economic conditions.  Our recent earnings performance has been below our own high expectations.  All of our capital ratios currently meet the regulatory capital requirements necessary for us to be considered a “well-capitalized” financial institution.  However, especially during difficult times, high levels of capital are of critical importance.  In addition, we believe that capital requirements may increase in the future due to financial reform legislation. Throughout our 104 year history, we have been committed to building and pursuing a community bank model. This model has been the lifeblood of our local communities and we believe that we have excellent prospects for future growth within our current market area. The desire to strengthen our balance sheet and support future growth has led your board to conclude that raising capital at this time is in the best interests of our shareholders. We expect proceeds from the rights offering to be used for general corporate purposes, including to improve our regulatory capital position and the regulatory capital position of the Bank, to support future growth such as expansion through acquisitions or branching, infrastructure growth or lines of business expansion and to provide flexibility to redeem outstanding preferred stock.  See “Use of Proceeds.”

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing shareholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other investors.

Limitation on the Purchase of Shares

As a bank holding company, the Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the offerings, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving effect to the offerings, you will hold 10% or more of our common stock, you will be presumed to control us and would need to submit prior notice to the Federal Reserve to complete the purchase unless the facts and circumstances support a rebuttal of such presumption. The Federal Reserve requires an application, notice or passivity agreement to rebut the presumption of control to be filed prior to obtaining control.

Except for certain of our directors and executive officers, we will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole opinion, would exceed 9.9% ownership of total outstanding shares of common stock upon completion of the offerings, without our prior approval and if, as of June 25, 2012, any required regulatory approvals have not been obtained or applicable notice periods have not expired.  If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders and will thereafter be available to the Standby Purchasers.

As of May 4, 2012, a total of 2,955,649 shares of our common stock were issued and outstanding. If the rights offering is fully subscribed (including through the exercise of over-subscription privileges), or if the Standby Purchasers purchase all unsubscribed shares, there will be approximately 5,911,298 shares of our common stock issued and outstanding after the offerings.  There can be no assurance, however, that we will issue all 2,955,649 shares through subscriptions in the rights offering or sales to the Standby Purchasers.  Accordingly, we cannot advise you of the number of shares you will be permitted to purchase without receiving the prior approval of the Federal Reserve. You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your subscription for our common stock.

Insider Participation

All of our directors and executive officers have indicated that they will participate in the rights offering, although they are not required to do so.  Collectively, we expect our directors and executive officers, together with their affiliates, to purchase approximately 750,000 shares in the rights offering, subject to regulatory approval in certain cases.  In particular, one of our directors has indicated an intent to purchase up to 500,000 shares in the rights offering, which requires written notice to the Federal Reserve.  There can be no assurance that the Federal Reserve will not object to such notice or extend the applicable notice period.  If regulatory non-objection for this director or any other director for whom it may be required has not been obtained by the anticipated date of closing, we may determine to conduct additional closings to deliver the shares in excess of the applicable regulatory threshold to such purchaser, if and when such non-objection is obtained.  Any such purchases will be made for investment purposes and not with a view to resale and, except for the ability to acquire shares that would require regulatory notice or approval, will be on the same terms and conditions as applicable to any other subscriber in the rights offering.

Although directors and executive officers will be investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Effect of Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription rights will be diluted.  See “Questions and Answers Related to the Rights Offering.”

Shares of Our Common Stock Outstanding After the Rights Offering

As of May 4, 2012, a total of 2,955,649 shares of our common stock were issued and outstanding. If the offering is fully subscribed (including through the exercise of over-subscription privileges), or if the Standby Purchasers purchase all unsubscribed shares, then an additional 2,955,649 shares of our common stock will be issued and outstanding after the closing of the offerings, for a total of 5,911,298 shares of common stock outstanding. The preceding sentence assumes that, during the offerings, we issue no other shares of our common stock.

Closing

We anticipate that the offerings will close on or about June 29, 2012.

Cancellation

We may cancel the rights offering at any time and for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders and the public of the cancellation, and all subscription payments will be returned to subscribers, without interest or penalty, as soon as practicable.

Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering.  The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled.  If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold a common stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on June 25, 2012.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

Payment Method

Payments must be made in full in U.S. currency by personal check or certified check drawn upon First National Corporation’s wholly-owned subsidiary, First Bank, and payable to “Registrar and Transfer Company” (acting as Subscription Agent for First National Corporation), or by wire transfer.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent; or
•	receipt by the subscription agent of any certified check drawn upon First National Corporation’s wholly-owned subsidiary, First Bank; or
•	Receipt by the subscription agent of monies through wire transfer.
 If you elect to exercise your subscription rights, you should consider using a certified check drawn on First Bank or wire transfer to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date. If you send a certified check, drawn upon First Bank, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US.  We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on June 25, 2012, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond September 29, 2012. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, June 25, 2012, which is the expiration date that we have established for the rights offering.

Subscription Agent

The subscription agent for this offering is Registrar and Transfer Company. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or the Bank.

Registrar and Transfer Company
Attention: [●]
10 Commerce Drive
Cranford, NJ 07016

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

The information agent for this offering is Registrar and Transfer Company.  If you have any questions regarding the rights offering, completing a rights certificate or submitting a payment in the rights offering, please contact Registrar and Transfer Company at [              ].

If you have any questions about the Company, please contact us at (540) 465-9121.

No Fractional Shares

All shares will be sold at a purchase price of $4.00 per share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the company’s information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, June 25, 2012, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be quoted on the OTC Bulletin Board or listed on any stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be quoted on the OTC Bulletin Board.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until shares are issued in book-entry form, certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

THE STANDBY OFFERING

We offered up to 2,955,649 shares of our shares of common stock in a private placement to a limited number of investors to act as Standby Purchasers in the rights offering.  In the standby offering, subject to certain conditions, we offered to these Standby Purchasers the opportunity to acquire from us, at $4.00 per share, the same subscription price that is being offered in the rights offering, shares of common stock that are not subscribed for pursuant to the exercise of basic subscription privileges and over-subscription privileges in the rights offering, which we refer to as the unsubscribed shares.   The commitments made by the Standby Purchasers are not revocable by them.

We have entered into standby purchase agreements with eight Standby Purchasers, pursuant to which they have agreed to purchase, upon expiration of the rights offering, an aggregate of up to 425,000 shares.  No individual Standby Purchaser has agreed to purchase more than 125,000 shares of our common stock.  However, we will not know the number of unsubscribed shares, and therefore the amount of our common stock available for the Standby Purchasers in the aggregate, or for any Standby Purchaser individually, until the completion of the rights offering.  If all 2,955,649 shares are sold pursuant to the exercise of the basic subscription privileges and over-subscription privileges in the rights offering, there will be no unsubscribed shares, and no shares will be sold to the Standby Purchasers.  If we receive subscriptions for more than 2,530,649 shares in the rights offering, we will not be able to fully satisfy the commitments of the Standby Purchasers and will use our discretion to allocate the available shares among the Standby Purchasers.  Any excess payments received by us will be returned promptly, without interest or penalty.  Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of at least $1.7 million through the offerings.  If our current shareholders subscribe to purchase at least 2,530,649 shares in the rights offering, we will raise the full $11.8 million contemplated by the offerings.

We may withdraw, cancel, or modify the standby offering at any time and for any reason.  In addition, the consummation of any sales of our common stock to the Standby Purchasers is conditioned on the completion of the rights offering and upon the number of unsubscribed shares available.  No Standby Purchaser or group of Standby Purchasers acting in concert may acquire 9.9% or more of our outstanding shares of common stock, after giving effect to the offerings, without our prior approval and any required regulatory approvals.  If any regulatory clearance, approval or non-objection is required to be obtained by any purchaser in the standby offering and has not been obtained by the anticipated date of closing, we may determine to conduct additional closings to deliver the shares in excess of the applicable regulatory threshold to such purchaser, if and when regulatory clearance, approval or non-objection is obtained.

The purchase of shares by the Standby Purchasers will be effected in a transaction exempt from the registration requirements of the Securities Act of 1933 and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part.

We did not engage a selling or placement agent to assist us in the standby offering.

We expect the standby offering to close at the same time as the rights offering, on or about June 29, 2012, unless otherwise extended by us in our sole discretion.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and Bylaws, as amended (the “Bylaws”). Copies of the Articles of Incorporation and Bylaws have been filed with the SEC and are incorporated into this prospectus.

General

As of May 4, 2012, our authorized capital stock consisted of 8,000,000 shares of common stock, par value $1.25 per share, 2,955,649 of which were outstanding, and 1,000,000 shares of preferred stock, par value $1.25 per share, 14,595 of which were outstanding.

Common Stock

Voting Rights

Each holder of common shares is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of common shares are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the preferred stock.

No Preemptive or Conversion Rights

Holders of our common shares do not have preemptive rights to purchase additional shares of any class of our stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding common shares are fully paid and non-assessable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common shares (and the holders of any class or series of stock entitled to participate with the common shares in the distribution of assets) shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of the preferred stock having preference over the common shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar & Transfer Company.

Preferred Stock

The Board of Directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more class or series. In connection with any such issuance, the Board of Directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.

As of the date hereof, the Board of Directors has created two series of preferred stock, the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “TARP Preferred Stock”), both of which were issued to the United States Department of the Treasury on March 13, 2009 pursuant to the Troubled Asset Relief Program Capital Purchase Program.  The Series A Preferred Stock consists of 13,900 shares having a liquidation amount per share equal to $1,000.  The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year until March 13, 2014 and thereafter at a rate of 9% per year.   The Series B Preferred Stock consists of 695 shares having a liquidation amount per share equal to $1,000.  The Series B Preferred Stock pays cumulative dividends at a rate of 9% per year from the date of issuance.  Other than the dividend rate, the Series A Preferred Stock and Series B Preferred Stock are identical in their terms.

The TARP Preferred Stock is in a superior ownership position compared to common stock. Dividends must be paid to the TARP Preferred Stock holder before they can be paid to the common shareholders.  The TARP Preferred Stock is non-voting, except in limited circumstances.  In the event that we do not pay dividends on the TARP Preferred Stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two and the holders of the TARP Preferred Stock shall have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of TARP Preferred Stock have been declared and paid in full.  The foregoing description of the TARP Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to the Articles of Incorporation designating such series.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General

Our Articles of Incorporation and Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Special Voting Provisions

Our Articles of Incorporation currently provide that unless previously approved by a majority of directors, the following transactions with a beneficial owner, directly or indirectly, of five percent of our outstanding capital stock entitled to vote require approval by 80 percent of our outstanding capital stock entitled to vote:

•	Any merger or consolidation with or into any other corporation;
•	Any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of our capital stock pursuant to a vote of shareholders;
•	Any issuance of our shares that results in the acquisition of control of the Company by any person, firm or corporation or group of one or more thereof that previously did not control the Company;
•	Any sale, lease, exchange, mortgage, pledge or other transfer, in one transaction or a series of transactions, of all, or substantially all, of our assets to any other corporation, person or entity;
•	The adoption of a plan for our liquidation or dissolution proposed by any other corporation, person or entity;
•	Any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or
•	Any transaction similar to, or having similar effect as, any of the foregoing transactions.

If any of the foregoing transactions is with a corporation, person or entity that is not a beneficial owner, directly or indirectly, of more than five percent of our outstanding capital stock entitled to vote, the affirmative vote of two-thirds of our outstanding capital stock entitled to vote shall be required to approve the transaction.

Advance Notice for Shareholder Proposals or Nominations at Meetings

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the meeting. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefore, and other specified matters regarding the shareholder giving the notice.

Blank Check Preferred Stock

As permitted by the Virginia Stock Corporation Act, our board of directors may issue shares of preferred stock without shareholder approval. Our board of directors has the flexibility to deter attempts to gain control of us by including extraordinary voting, dividend, redemption or conversion rights in any preferred stock that it may deem appropriate to issue. We currently do not have plans to issue any shares of capital stock except as set forth in this prospectus or in the ordinary course of business under our equity compensation plans.

Increasing the Number of Directors

Under the Virginia Stock Corporation Act, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles of Incorporation do not reserve the power to amend our Bylaws to increase or decrease the number of directors exclusively to the shareholders and no Bylaw, or amendment thereto, expressly prohibits the board of directors from amending the Bylaws to increase or decrease the number of directors. According to the Virginia Stock Corporation Act, our board of directors may amend our Bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, according to our Articles of Incorporation and Bylaws, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board of directors and install directors opposed to the hostile takeover attempt.

No Cumulative Voting

 Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Removal of Directors

Our Articles of Incorporation currently provide that a director may not be removed from office as a director except by the affirmative vote of the holders of 80% of the shares of our common stock issued, outstanding and entitled to vote.

Effects of Virginia Anti-Takeover Statutes

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.”  Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33.3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. In addition, this statute provides that a corporation’s articles of incorporation or bylaws may provide that such statute does not apply to the corporation.  Our Articles of Incorporation and Bylaws do not contain such a provision that makes these provisions inapplicable to acquisitions of our stock.

Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, our Articles of Incorporation contain provisions indemnifying the directors and officers of the Registrant to the extent not prohibited by Virginia law.  In addition, our Articles of Incorporation eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages in excess of $1.00, except to the extent that Virginia law prohibits indemnification or elimination of liability.  These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

We are offering 2,955,649 common shares to our shareholders of record as of May 4, 2012 through the distribution to those shareholders of nontransferable rights to purchase additional shares for every share each shareholder beneficially owned on such date. The subscription price in the rights offering is $4.00 per share.

Shareholders who exercise their rights in full may oversubscribe for additional shares, if available, subject to our right to accept or reject, in whole or in part, any oversubscription. If accepted oversubscriptions exceed the shares available in the rights offering, the available shares will be allocated among the oversubscribers that we accept. This allocation will be based upon the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription rights.

Shareholders who purchase stock in the rights offering will receive new shares as soon as practicable after the rights offering.  Unless you request a stock certificate, shares will be issued in book-entry form or your account with your nominee will be credited with the shares.  If you request a stock certificate, we will mail you a stock certificate as soon as practicable after the rights offering.

The price of the shares offered in the rights offering was determined by us after consultation with our financial advisor and is based on a variety of factors including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering.  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights.  Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering.  Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.  We estimate that our total expenses in connection with the rights offering, together with the standby offering, will be approximately $150,000.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2012 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2012 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference in this prospectus in reliance upon the report of Yount, Hyde & Barbour, P.C., registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon for First National Corporation by the law firm of Williams Mullen, Richmond, Virginia.

Up to 2,955,649 Shares of

FIRST NATIONAL CORPORATION

COMMON STOCK

_______________

PROSPECTUS
_______________

                     , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The following is a summary of the fees and expenses, other than underwriting discounts and commissions, to be incurred by the Registrant in connection with the issuance and distribution of the securities registered under this registration statement.

Securities and Exchange Commission Registration Fee	$1,355	*
Accounting Fees and Expenses	4,000
Legal Fees and Expenses	70,000
Printing Expenses	5,000
Transfer Agent Fees and Expenses	18,000
Miscellaneous Expenses	51,645
Total	$150,000
____________
*Represents actual expenses.  All other expenses are estimates.

Item 14.                      Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Registrant is a Virginia corporation. The Registrant’s Restated Amended and Restated Articles of Incorporation contain provisions indemnifying the directors and officers of the Registrant to the extent not prohibited by Virginia law.  In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages in excess of $1.00.

Item 15.                      Recent Sales of Unregistered Securities

On May 7, 2012, the Registrant sold an aggregate of up to 425,000 shares of its common stock to the Standby Purchasers at a price of $4.00 per share, or an aggregate of up to $1.7 million.  The Standby Purchasers consist of eight individual purchasers, none of which has agreed to purchase more than 125,000 shares of the Registrant’s common stock.  The Registrant has entered into standby purchase agreements with the Standby Purchasers, pursuant to which the Standby Purchasers have agreed to purchase, upon expiration of the rights offering to which this registration statement relates, certain of the shares of common stock not subscribed for pursuant to the exercise of basic subscription privileges and over-subscription privileges in the rights offering.  The shares were offered and sold in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the SEC.

Item 16.              Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Articles of Incorporation, as amended and restated on March 3, 2009 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 2008).

3.2	Articles and Amendment to the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).
3.3	Bylaws, as restated in electronic format only as of April 11, 2012 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).
4.1	Specimen of Common Stock Certificate (incorporated herein by reference to Exhibit 1 to the Company’s Form 10 filed with SEC on May 2, 1994).
4.2	Form of Subscription Rights Certificate.*
5.1	Opinion of Williams Mullen.*
10.1
Letter Agreement, dated as of March 13, 2009, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.2
Side Letter Agreement, dated as of March 13, 2009, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.3
Form of Waiver agreement between the Senior Executive Officers and the Company (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.4
Form of Consent agreement between the Senior Executive Officers and the Company (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.5
Amended and Restated Employment Agreement, dated as of June 1, 2007, between the Company and Dennis A. Dysart (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended September 30, 2007).

10.6
Amended and Restated Employment Agreement, dated as of June 1, 2007, between the Company and M. Shane Bell (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended June 30, 2007).

10.7
Amendment to Employment Agreement between the Company and Dennis A. Dysart and M. Shane Bell (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-K for the year ended December 31, 2008).

10.8
Amended and Restated Employment Agreement, dated as of June 1, 2007, between the Company and Marshall J. Beverley, Jr. (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q for the quarter ended June 30, 2007).

10.9	Amendment to Employment Agreement between the Company and Marshall J. Beverley, Jr. (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-K for the year ended December 31, 2008).
10.10	Employment Agreement between the Company and Scott C. Harvard (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2011).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2012).
23.1	Consent of Yount, Hyde & Barbour, P.C.*
23.2	Consent of Williams Mullen (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page hereto).*
99.1	Form of Instruction for Use of Subscription Rights Cerficiates.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Shareholders Who Are Record Holders.*
99.4	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders.*
99.5	Form of Letter to Clients of Nominee Holders.*
99.6	Form of Nominee Holder Certification.*
99.7	Form of Beneficial Owner Election Form.*
99.8	Form of Notice of Important Tax Information.*
99.9	Subscription Agent Agreement, dated May 1, 2012, by and between the Company and Registrar and Transfer Company.*
99.10	Form of Standby Purchase Agreement.*

*Filed herewith
** To be filed by amendment

Item 17.                      Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenandoah County, Commonwealth of Virginia, on May 8, 2012.

FIRST NATIONAL CORPORATION

By:	/s/ Scott C. Harvard
Scott C. Harvard
President and Chief Executive Officer

Each of the undersigned hereby appoints each of Scott C. Harvard, Dennis A. Dysart and M. Shane Bell as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott C. Harvard Scott C. Harvard	President & Chief Executive Officer (principal executive officer)	May 8, 2012
/s/ M. Shane Bell M. Shane Bell	Executive Vice President & Chief Financial Officer (principal financial and accounting officer)	May 8, 2012
/s/ Douglas C. Arthur Douglas C. Arthur	Chairman of the Board of Directors	May 8, 2012
/s/ John K. Marlow John K. Marlow	Vice Chairman of the Board of Directors	May 8, 2012
________________ Byron A. Brill	Director
/s/ Elizabeth H. Cottrell Elizabeth H. Cottrell	Director	May 8, 2012
/s/ Dr. James A. Davis Dr. James A. Davis	Director	May 8, 2012
/s/ Christopher E. French Christopher E. French	Director	May 8, 2012
/s/ W. Allen Nicholls W. Allen Nicholls	Director	May 8, 2012
/s/ Henry L. Shirkey Henry L. Shirkey	Director	May 8, 2012
/s/ Gerald F. Smith, Jr. Gerald F. Smith, Jr.	Director	May 8, 2012
/s/ James R. Wilkins, III James R. Wilkins, III	Director	May 8, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1
Amended and Restated Articles of Incorporation, as amended and restated on March 3, 2009 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 2008).

3.2	Articles and Amendment to the Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).
3.3	Bylaws, as restated in electronic format only as of April 11, 2012 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).
4.1	Specimen of Common Stock Certificate (incorporated herein by reference to Exhibit 1 to the Company’s Form 10 filed with SEC on May 2, 1994).
4.2	Form of Subscription Rights Certificate.*
5.1	Opinion of Williams Mullen.*
10.1
Letter Agreement, dated as of March 13, 2009, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.2
Side Letter Agreement, dated as of March 13, 2009, by and between the Company and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.3
Form of Waiver agreement between the Senior Executive Officers and the Company (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.4
Form of Consent agreement between the Senior Executive Officers and the Company (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2009).

10.5
Amended and Restated Employment Agreement, dated as of June 1, 2007, between the Company and Dennis A. Dysart (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended September 30, 2007).

10.6
Amended and Restated Employment Agreement, dated as of June 1, 2007, between the Company and M. Shane Bell (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended June 30, 2007).

10.7
Amendment to Employment Agreement between the Company and Dennis A. Dysart and M. Shane Bell (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-K for the year ended December 31, 2008).

10.8
Amended and Restated Employment Agreement, dated as of June 1, 2007, between the Company and Marshall J. Beverley, Jr. (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q for the quarter ended June 30, 2007).

10.9	Amendment to Employment Agreement between the Company and Marshall J. Beverley, Jr. (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-K for the year ended December 31, 2008).
10.10	Employment Agreement between the Company and Scott C. Harvard (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2011).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2012).
23.1	Consent of Yount, Hyde & Barbour, P.C.*
23.2	Consent of Williams Mullen (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page hereto).*
99.1	Form of Instruction for Use of Subscription Rights Cerficiates.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Shareholders Who Are Record Holders.*
99.4	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders.*
99.5	Form of Letter to Clients of Nominee Holders.*
99.6	Form of Nominee Holder Certification.*
99.7	Form of Beneficial Owner Election Form.*
99.8	Form of Notice of Important Tax Information.*
99.9	Subscription Agent Agreement, dated May 1, 2012, by and between the Company and Registrar and Transfer Company.*
99.10	Form of Standby Purchase Agreement.*

*Filed herewith
** To be filed by amendment